Exhibit 10.10

NGM BIOPHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

William J. Rieflin

This Executive Employment Agreement (“Agreement”) is effective as of September 30, 2010, by and between William J. Rieflin (“Executive”) and NGM Biopharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.     Employment by the Company.

1.1     Position. Subject to terms and conditions set forth here, the Company agrees to employ Executive in the position of Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2     Board of Directors. It is the Company’s intention that Executive will be elected to the Board upon commencement of employment with the Company.

1.3     Duties and Location. Executive shall perform such duties as are consistent with the position of Chief Executive Officer. Executive’s primary office location shall be the Company’s headquarters. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.4     Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.     Compensation.

2.1     Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Four Hundred Thousand Dollars ($400,000.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2     Sign-On Bonus. Executive will be paid a one-time sign-on bonus of One Hundred Thousand Dollars ($100,000.00) to be paid on the first payroll cycle after commencement of employment with the Company, but in no event later than March 15, 2011. If Executive’s employment with the Company ends for any reason within one (1) year after commencement of employment with the Company, then, unless the effective date of a Change in Control (as defined herein) has occurred prior to such termination of employment, Executive shall be required to repay this sign-on bonus to the Company, in an amount to be prorated for that portion of such one year period that Executive did not complete.

2.3     Bonus. Executive will be entitled to participate in any bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion.

2.4     Standard Company Benefits. Executive shall be entitled to all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its officers.

2.5     Vacation. Executive will be entitled to five (5) weeks of paid vacation each year, such vacation to be taken in accordance with the Company’s vacation policy (including, without limitation, its policy relating to maximum accrual). The timing and duration of specific vacations to be mutually and reasonably agreed to by the parties hereto.

2.6     Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.7     Option Grant. Subject to the approval by the Board, Executive will be awarded a non-qualified stock option to purchase two million five hundred thousand (2,500,000) shares of the Company’s Common Stock (the “Option Grant”). The purchase price per share for the Option Grant will be the fair market value as determined by the Board when the Option Grant is awarded (as of the date hereof estimated to be approximately $0.30 per share). The Option Grant shall be subject to the terms and conditions of the Company’s 2008 Equity Incentive Plan, as amended. The Option Grant will vest in equal monthly installments over the following forty eight (48) months of continuous service to the Company.

2.8     Loan. The Company will permit Executive to exercise the Option Grant early pursuant to an early exercise agreement and to pay the applicable exercise price (as of the date hereof estimated to be approximately $750,000, based on the current fair market value of the Company’s Common Stock) with a full recourse promissory note that is further secured by a pledge of the Company’s Common Stock owned by Executive as a result of such early exercise and has a five year term (the “Loan”). The Loan, including principal and outstanding interest at a rate of 1.94% per annum, compounding annually, thereon, will be payable by Executive at the earlier of: (i) immediately upon Executive’s termination of services to the Company; (ii) immediately prior to the Registration Statement Filing; or (iii) immediately upon a Change in Control or dissolution of the Company. The Loan will be reflected in appropriate promissory note and security agreement documentation, all of which documents are incorporated herein by reference.

3.     Proprietary Information Obligations.

3.1     Proprietary Information Agreement. As a condition of employment, Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

3.2     Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.     Outside Activities During Employment.

4.1     Non-Company Business. Except with the prior written consent of the Board, Executive will not, during the term of Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Company acknowledges that the Board has already consented to Executive’s service (either on the board of directors or as consultant) for the following entities: (i) XenoPort, Inc.; and (ii) various entities affiliated with Morton Myerson.

4.2     No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.     Termination of Employment

5.1     At-Will Employment. Executive’s employment relationship is at will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined herein) or advance notice.

5.2     Termination Without Cause or Resignation for Good Reason Following A Change In Control. If, on or within eighteen (18) months after the effective date of a Change in Control (as defined herein), the Company terminates Executive’s employment without Cause (as defined herein) and other than as a result of his death or disability, or Executive resigns for Good Reason (as defined herein), and provided such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h)), and Executive signs the Company’s standard form of release within the time period specified by the Company and allows it to become effective in accordance with its terms but in no event later than 60 days following Executive’s termination, and provided Executive complies with Executive’s obligations under Executive’s Employee Proprietary Information and Inventions Agreement, then the Company shall provide Executive with the following severance benefits:

(i)     Salary and Benefit Continuation. The Company will pay Executive severance in the form of salary continuation for a one (1) year period following Executive’s last day of employment. These salary continuation payments will be paid on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the applicable period following termination; provided, however, that no payments will be made prior to the 60th day following Executive’s termination. On the 60th day following Executive’s termination date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the release deadline, with the balance of the cash severance being paid as originally scheduled. Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Code. In addition, Executive shall have the right to continue his health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or successor statute and any analogous provisions of applicable state law. Provided that Executive makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for Executive and his eligible dependents for the first twelve (12) months of such coverage, or such earlier date as Executive (or his dependents, as applicable) ceases to be eligible for such continuation coverage.

(ii)     Accelerated Vesting. The Company will accelerate the vesting of the Stock Rights, to the extent then-outstanding and unvested, such that all shares subject to the Stock Rights shall be deemed immediately vested and exerciseable as of Executive’s termination date.

(iii) Certain Additional Payments by the Company.

(a)     If any payment or benefit Executive would receive pursuant to a Change of Control or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (collectively, the “Payment”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then (x) if the Required Stockholder Vote Condition is met and the Board of Directors of the Company has adopted resolutions in which the Board of Directors has recommended to the Company’s stockholders that such stockholders vote in favor of the matters contemplated by the 280G Exemption Vote and directed that the Company solicit the 280G Exemption Vote, Executive will execute a contingent waiver that will apply if the 280G Exemption Vote is not favorable, with the result that any “parachute payments” for which the 280G Exemption Vote is not received will be forfeited by Executive to the extent that the “parachute payments” would be subject to the Excise Tax (the “Waiver”) or (y) if the Required Stockholder Vote Condition is not met or, if met, the Board has not adopted the resolutions contemplated by clause (x) above, then except to the extent contemplated by any Waiver executed by Executive in connection with a 280G Exemption Vote proposed by the Company (it being understood that Executive has no obligation to deliver a Waiver except to the extent provided by clause (x) above), Executive shall be entitled to receive from the Company, or the Company shall pay such amount on Executive’s behalf to the applicable government agency, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto resulting from any improper reporting by the Company for employment tax purposes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. This Section 5.2(iii) shall terminate and be of no further force or effect at such time as the Company becomes a reporting company under the Securities Exchange Act of1934, as amended.

(b)     For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have paid (i) federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. Any Gross-Up Payment shall be paid to Executive as soon as practicable following the determination of the accounting firm contemplated in Section 5.2(iii)(c) below, but in no event later than the end of the calendar year following the calendar year in which Executive remits the applicable taxes.

(c)     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting· firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with documentation reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

No severance amounts will be paid to Executive hereunder prior to the effective date of the release described above.

5.3     Termination Without Cause or Resignation for Good Reason Not Following A Change In Control. If at any time other than on or within eighteen (18) months following the effective date of a Change in Control, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4     Termination for Cause; Resignation Without Good Reason. If at any time, the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.5     Section 409A Compliance. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payment provided above upon a separation from service constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and if Executive is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedule set forth above.

5.6     Definitions.

(i)     Cause. For purposes of this Agreement, “Cause” shall mean (a) conviction of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful and material breach of Executive’s duties that has not been cured within 30 days after written notice from the Board of such breach; (d) intentional and material damage to the Company’s property; (e) material breach of the Proprietary Information and Inventions Agreement; or (f) death, severe physical or mental disability.

(ii)     Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(iii)     Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended

(iv)     Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation from all positions held with the Company if any of the following actions are taken by the Company or a successor corporation or entity without Executive’s consent, and Executive notifies the Company in writing, within ten (10) days after the occurrence of one of the following actions, that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than (30) days after the Company fails to cure the issue: (a) a substantial reduction of Executive’s rate of compensation; (b) a material reduction in Executive’s duties (it being understood and agreed that, following a Change in Control, any position within the surviving company other than chief executive officer represents such a material reduction); (c) a material failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control; or (d) a relocation of Executive’s principal place of employment to a place greater than 50 miles from Executive’s then current principal place of employment, which relocation results in a material increase in Executive’s commute.

(v)     Registration Statement Filing. For purposes of this Agreement, “Registration Statement Filing” shall mean the filing by the Company of its first registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(vi)     Required Stock Ownership Condition. The holders of at least 75% of the voting power of all outstanding capital stock of the Company (excluding from both the numerator and the denominator in such calculation stock held by Executive and persons related to Executive) as of the date of this

Agreement hold at least 75% of the voting power of all outstanding capital stock of the Company (excluding from both the numerator and the denominator in such calculation stock held by Executive and persons related to Executive) as of the time of a proposed 280G Exemption Vote.

(vii)     Stock Rights. For purposes of this Agreement, “Stock Rights” shall mean all of Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of Common Stock of the Company under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Option Grant, the Company’s 2008 Stock Plan and other agreements between the Company and Executive.

(viii)     280G Exemption Vote. Approval by the stockholders of the Company of the Payment that would otherwise be subject to the Excise Tax.

6.     General Provisions.

6.1     Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

6.2     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

6.3     Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4     Complete Agreement. This Agreement, including Exhibit A, between Executive and the Company constitutes the entire agreement between Executive and the Company and it is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

6.5     Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6     Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

6.7     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

6.9     Authorization. Executive’s employment with the Company shall be contingent upon Executive’s providing legal proof of Executive’s identity and authorization to work in the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

NGM BIOPHARMACEUTICALS, INC.

By:	/s/ David V. Goeddel
David V. Goeddel, Ph.D.
Chairman of the Board

EXECUTIVE

/s/ William J. Rieflin
William J. Rieflin